Exhibit 10.39
FOURTH AMENDMENT AGREEMENT
This Fourth Amendment Agreement dated as of January 25, 2008 (“Amendment”) is entered into with reference to the Revolving Loan Agreement dated as of November 22, 2005 (as modified, amended, renewed, extended, and restated from time to time, the “Loan Agreement”), among KB HOME, a Delaware corporation (“Borrower”), the Banks party thereto, and Bank of America, N.A., as Administrative Agent. Borrower and the Administrative Agent, acting on behalf of the Required Banks under the Loan Agreement, agree to amend the Loan Agreement as follows:
1.	Definitions. Capitalized terms used but not defined herein have the meanings set forth in the Loan Agreement.

2.	Reduction of Commitment from $1,500,000,000 to $1,300,000,000.
(a)	The definition of “Commitment” contained in Section 1.1 of the Loan Agreement is amended to read in its entirety as follows:
“Commitment” means, subject to Sections 2.6, 2.7 and 2.9, $1,300,000,000. The Pro Rata Shares of the Banks with respect to the Commitment are set forth in Schedule 1.1.
(b)	Schedule 1.1 of the Loan Agreement is amended to read in its entirety as set forth in Annex I.
3.	Amendment to Consolidated Tangible Net Worth Covenant. Section 6.9 of the Loan Agreement shall be amended to read in its entirety as follows:
6.9	Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $1,000,000,000, plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income for each Fiscal Quarter contained in the fiscal period commencing on December 1, 2007 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock subsequent to November 30, 2007.
4.	No Fiduciary Relationship. A new Section 11.29 is added to the Loan Agreement to read in its entirety as follows:
11.29	No Fiduciary Relationship. The Borrower hereby acknowledges that none of the Administrative Agent, the Banks or their Affiliates has any fiduciary relationship with or duty to the Borrower or any of its Affiliates arising out of or in connection with the Loan Documents, and the relationship between the Administrative Agent, the Banks or any of their Affiliates, on the one hand, and the Borrower or its Affiliates, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor.
5.	Consent Fee. Borrower agrees to pay to the Administrative Agent, for the account of each “Consenting Bank” (as defined in Annex II), a fee equal to 0.100% of the Pro Rata Share of the Commitment (as modified by the amendment in Section 2 above) held by such Consenting Bank

6.	(the “Consent Fee”). The Consent Fee shall be payable to the Consenting Banks only if Consenting Banks constitute Required Banks and shall be paid by Borrower promptly after receipt of consents from Required Banks. Upon payment by Borrower, the Consent Fee received by each Consenting Bank shall be fully earned and nonrefundable.
7.	Conditions Precedent. The effectiveness of this Amendment is conditioned upon the receipt by the Administrative Agent of:
(a)	written consents to the execution, delivery and performance hereof from the Required Banks under the Loan Agreement;

(b)	the Consent Fee from the Borrower in the amount payable to each Consenting Bank; and

(c)	such other fees and expenses in such amounts and at such times as heretofore set forth in a letter agreement between Borrower and the Administrative Agent and as otherwise required under the Loan Agreement.
8.	Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Banks that: No Default or Event of Default has occurred and remains continuing and that each of the representations and warranties of Borrower (other than the representations and warranties contained in Sections 4.4(a), 4.6, 4.9, 4.18 and 4.19 of the Loan Agreement) contained in Article IV of the Loan Agreement (each as updated from time to time in accordance with the terms of the Loan Agreement, and except that the financial statements referred to in Section 4.7(a) of the Loan Agreement shall be deemed to refer to the most recent financial statements delivered pursuant to Section 7.1(a) of the Loan Agreement and the Borrowing Base Certificate referred to in Section 4.7(b) of the Loan Agreement shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8 of the Loan Agreement) is true and correct in all material respects as of the date hereof (other than those which relate by their terms solely to another date).
9.	Effect of One Time Consent; Confirmation. Except to the limited extent expressly set forth in this Amendment, no consent or waiver, express or implied, by the Administrative Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by any Loan Party may be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. In all other respects, the terms of the Loan Agreement and the other Loan Documents are confirmed.
[signatures continued on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

KB HOME, a Delaware corporation
By:	/s/ Kelly K. Masuda
Kelly K. Masuda

Its:	Senior Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as a Bank
By:	/s/ Mark Mokelke
Mark Mokelke

Its:	Vice President